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EXHIBIT 16.1

[Letterhead]
Grant Thornton LLP

May 7, 2002

COI Solutions, Inc.
6563 NW 6th Way, Suite 160
Fort Lauderdale, FL 33065

We have received your letter regarding the appointment of Marvin B. Seidman, CPA as the auditors of COi Solutions, Inc.

We wish to confirm that there are no disputes or disagreements between ourselves and the company regarding the replacement of our firm as auditors of COI Solutions, Inc.

In addition, we consent for the use of this letter in any filings with regulatory authorities.

Yours truly,
Grant Thornton LLP

/s/ Grant Thornton
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